Exhibit 99.1

LINN Announces Third Quarter 2014 Results

HOUSTON, November 4, 2014 - LINN Energy, LLC (NASDAQ: LINE) (“LINN” or the “Company”) and LinnCo, LLC (NASDAQ: LNCO) (“LinnCo”) announced today financial and operating results for the three months ended September 30, 2014, and the Company’s outlook for the remainder of 2014.
LINN Energy reported the following third quarter 2014 results:

•	Increased average daily production 51 percent to approximately 1,245 MMcfe/d for the third quarter 2014, compared to 823 MMcfe/d for the third quarter 2013;

•	Increased oil, natural gas and NGL sales 74 percent to approximately $937 million for the third quarter 2014, compared to $538 million for the third quarter 2013;

•	Distributions paid to unitholders of approximately $241 million, compared to $171 million for the third quarter 2013;

•
The Company fully covered its distribution and generated excess of net cash provided by operating activities after distributions to unitholders and discretionary adjustments of approximately $88 million for the third quarter 2014, compared to an excess of net cash of approximately $2 million for the third quarter 2013 (see Schedule 1, footnote 6); and

•
Net loss of approximately $4 million, or $0.02 per unit, for the third quarter 2014, which includes non-cash gains related to changes in fair value of unsettled commodity derivatives, including the reduction of put option premium value over time, of approximately $423 million, or $1.28 per unit, and an impairment charge of approximately $603 million, or $1.83 per unit, related to the divestiture of certain high valued unproved properties in the Midland Basin.

“Efficient management of our base assets continued to deliver positive results; in the third quarter we exceeded volume expectations and lowered operating costs,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “We are pleased to have closed several transformative transactions in the last few months that are consistent with our strategy of lowering capital intensity and overall decline rate.”
Recent business development highlights include:

•	Closed first Exxon Mobil trade on August 15th;

•	Closed Devon assets acquisition on August 29th;

•	Closed Pioneer assets acquisition on September 11th;

•	Announced a second assets trade with Exxon Mobil on September 18th;

•	Announced the sale of assets in the Granite Wash and Cleveland plays to privately held institutional affiliates of EnerVest, Ltd. and FourPoint Energy, LLC on October 3rd;

•	Announced the sale of certain Wolfberry properties to Fleur de Lis Energy, LLC on October 3rd; and

•	All pending transactions are expected to close in the fourth quarter 2014.
Additional details on these transactions can be found in the News Releases section on the Company’s website, www.linnenergy.com.
Third Quarter Operational Highlights
During the third quarter 2014, LINN’s production of 1,245 MMcfe/d was comprised of approximately 48% natural gas, or 600 MMcf/d; 36% oil, or 74 MBbls/d; and 16% NGL, or 33.5 MBbls/d.

The following table provides additional production detail from each of the Company’s operating regions.

Average daily production (MMcfe/d):	Three Months Ended September 30, 2014

Rockies	333
Mid-Continent	289
Hugoton Basin	201
California	172
Permian Basin	154
TexLa	51
Michigan/Illinois	33
South Texas	12

Total	1,245

Rockies:
Third quarter 2014 production in the Rockies region averaged 333 MMcfe/d. After closing the Devon acquisition, this region became the Company’s largest producing area. The Rockies region includes properties located in Wyoming (Green River, Washakie and Powder River Basins), Utah (Uinta Basin), North Dakota (Williston Basin) and Colorado (Piceance Basin). Integration of the newly acquired Devon assets remains on track. In addition, LINN is currently building the Company’s inventory of optimization projects and other capital opportunities for 2015.
Mid-Continent:
Third quarter 2014 production in the Mid-Continent region averaged 289 MMcfe/d. On October 3, 2014, the Company announced the sale of its position in the Granite Wash and Cleveland plays located in the Texas Panhandle and western Oklahoma to privately held institutional affiliates of EnerVest, Ltd. and FourPoint Energy, LLC for $1.95 billion. The Granite Wash and Cleveland properties include approximately 145,000 net acres and 195 MMcfe/d of average production for the month of September. LINN is running a 4-rig drilling program and has planned to spend approximately $210 million of capital on these assets in 2014. Proceeds from this sale and the announced sale of certain Wolfberry properties are expected to ultimately finance a portion of the Company’s Devon and Pioneer assets acquisitions, which closed in August 2014 and September 2014, respectively. LINN’s sales are expected to be tax efficient upon successful completion of reverse like-kind exchanges under Internal Revenue Code Section 1031. The Granite Wash and Cleveland plays transaction is expected to close in the fourth quarter of 2014, with an effective date of September 1, 2014.
California:
Third quarter 2014 production in California averaged 29 MBoe/d which is flat from second quarter levels, but up 14 percent since the beginning of the year. Both the Diatomite and New Steam Floods assets have been performing above their respective type curves during 2014. The Company’s California properties continue to deliver high rates of return and strong free cash flow.
On September 18, 2014, LINN and Exxon Mobil announced their second trade this year, in which LINN will receive Exxon Mobil’s interest in its Hill property located in the South Belridge Field in California’s San Joaquin Valley, in exchange for a portion of LINN’s Permian Basin properties. The field is currently producing approximately 3.4 MBoe/d with a shallow base decline of approximately 10%.
“We are very excited to add these ideal MLP assets to our portfolio. Our California team continues to perform well and they are eager to begin developing these highly coveted, underdeveloped assets,” said Mr. Ellis.
Proved reserves for the Hill property are estimated to be approximately 27 MMBoe, 51 percent of which is developed. LINN has identified significant upside potential through optimization projects, increased steam injection and extensive down spacing from more than 300 future drilling locations. LINN currently estimates total resource potential for the Hill property to be approximately 67 MMBoe.

Permian Basin:
Third quarter 2014 production in the Permian Basin region averaged 154 MMcfe/d. Since May 2014, the Company has closed or announced the divestiture of approximately 90% of its Midland Basin acreage and over 50% of its production. LINN continues to see strong interest in a trade or sale of the remaining approximate 8.0 MBoe/d of production and 6,600 net acres, which are prospective for horizontal Wolfcamp drilling. LINN had budgeted approximately $280 million for development of the Midland Basin properties in 2014.
Hugoton Basin:
Third quarter 2014 production in the Hugoton Basin region averaged 201 MMcfe/d. The Company is running a one rig drilling program and continues to implement optimization projects in the field. After closing the first Exxon Mobil trade and the acquisitions of assets from Pioneer and Devon, LINN is now the largest producer in the field with pro forma net production in the region of approximately 275 MMcfe/d, approximately 1.6 million net acres and two natural gas processing plants. The Hugoton Basin region will become LINN’s second largest operating area by production and the Company plans to continue growing through low-cost development and improving operational efficiencies.
Third Quarter 2014 Results
LINN increased production 51 percent to approximately 1,245 MMcfe/d for the third quarter 2014, compared to 823 MMcfe/d for the third quarter 2013. This increase in production is attributable to acquisitions completed in 2013 and 2014 as well as the Company’s capital program. Total revenues and other for the third quarter 2014 were approximately $1.4 billion, compared to approximately $495 million for the third quarter 2013, which includes non-cash gains related to changes in fair value of unsettled commodity derivatives, including the reduction of put option premium value over time, of approximately $423 million and non-cash losses of $99 million, respectively.
Lease operating expenses for the third quarter 2014 were approximately $192 million, or $1.67 per Mcfe, compared to $87 million, or $1.15 per Mcfe, for the third quarter 2013. Transportation expenses for the third quarter 2014 were approximately $53 million, or $0.47 per Mcfe, compared to $36 million, or $0.47 per Mcfe, for the third quarter 2013. Taxes, other than income taxes, for the third quarter 2014 were approximately $67 million, or $0.58 per Mcfe, compared to $36 million, or $0.48 per Mcfe, for the third quarter 2013. General and administrative expenses for the third quarter 2014 were approximately $75 million, or $0.66 per Mcfe, compared to $45 million, or $0.60 per Mcfe, for the third quarter 2013, which includes approximately $9 million and $8 million, respectively, of noncash unit-based compensation expenses. Depreciation, depletion and amortization expenses for the third quarter 2014 were approximately $290 million, or $2.54 per Mcfe, compared to $209 million, or $2.76 per Mcfe, for the third quarter 2013. Interest expense, net of amounts capitalized, for the third quarter 2014 was approximately $154 million, compared to $104 million for the third quarter 2013.
The Company reported a net loss of approximately $4 million, or $0.02 per unit, for the third quarter 2014, which includes non-cash gains related to changes in fair value of unsettled commodity derivatives, including the reduction of put option premium value over time, of approximately $423 million, or $1.28 per unit, and an impairment charge of approximately $603 million, or $1.83 per unit, related to the divestiture of certain high valued unproved properties in the Midland Basin. This compares to a net loss of approximately $30 million, or $0.13 per unit, for the third quarter 2013, which includes non-cash losses in fair value of unsettled commodity derivatives, including the reduction of put option premium value over time, of approximately $99 million, or $0.42 per unit.
The Company fully covered its distribution and generated excess of net cash provided by operating activities after distributions to unitholders and discretionary adjustments of approximately $88 million for the third quarter 2014 compared to an excess of net cash of approximately $2 million for the third quarter 2013 (see Schedule 1, footnote 6).
Guidance Update
LINN expects production for the fourth quarter 2014 to average between 1,350 to 1,405 MMcfe/d, which equates to full-year 2014 production guidance of 1,203 to 1,227 MMcfe/d. The Company expects to incur a shortfall of net cash provided by operating activities after distributions to unitholders and discretionary adjustments of approximately $94 million for the fourth quarter 2014. Fourth quarter 2014 results are anticipated to include approximately $45 million of negative divestiture-related cash flows from the pending sale of Granite Wash and Cleveland plays and sale of certain Wolfberry properties.

Similarly, the Company had excess of net cash provided by operating activities after distributions to unitholders and discretionary adjustments of approximately $88 million for the third quarter 2013, which included approximately $80 million of positive acquisition-related cash flows from the closed trade with Exxon Mobil and closed acquisitions with Devon and Pioneer.
Updated operational and financial guidance is provided in the supplemental information posted at www.linnenergy.com. Please refer to Schedule 1, footnote 3 for more information regarding acquisition and divestiture related cash flows.
Hedging Update
The Company is hedged approximately 90 percent to 100 percent on expected natural gas production in 2015 and 2016. LINN is hedged approximately 60 percent to 70 percent in 2015 and approximately 50 percent to 60 percent for 2016 on expected oil production through a combination of swaps, 3-way collars and puts. In addition, the Company has hedged natural gas differentials in certain regions but has not hedged any of its exposure to oil differentials. The Company does not directly hedge NGL volumes. As a result of the significant volume of completed and announced transactions this year, these estimates are preliminary and may change once the Company has completed its 2015 budget process. The Company intends to update these estimates when it issues guidance for 2015.
Cash Distributions and Dividends
During the third quarter 2014, LINN paid three monthly cash distributions of $0.2416 per unit ($2.90 per unit on an annualized basis) on July 16, August 14 and September 11, 2014.
LinnCo paid three monthly cash dividends of $0.2416 per common share ($2.90 per share on an annualized basis) on July 17, August 15 and September 12, 2014.
Conference Call and Webcast
As previously announced, management will host a conference call on Tuesday, November 4, 2014, at 10 a.m. Central (11 a.m. Eastern) to discuss the Company’s third quarter 2014 results and its outlook for the remainder of 2014. Prepared remarks by Mark E. Ellis, Chairman, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer session.
Investors and analysts are invited to participate in the call by dialing (855) 319-4076, or (631) 887-3945 for international calls using Conference ID: 99086684. Interested parties may also listen over the Internet at www.linnenergy.com.
A replay of the call will be available on the Company’s website or by phone until 4:00 p.m. Central (5 p.m. Eastern), November 18, 2014. The number for the replay is (855) 859-2056, or (404) 537-3406 for international calls using Conference ID: 99086684.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 7.8 Tcfe of proved reserves (pro forma for announced 2014 trades, acquisitions and divestitures) in producing U.S. basins as of December 31, 2013. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO
LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements related to acquisitions, trades or divestitures or their expected tax treatment, timing and payment of distributions, taxes and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company's drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of current conditions, historical trends, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company's financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please read “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN Energy, LLC and LinnCo, LLC

Investors and Media:

Clay Jeansonne, Vice President, Investor and Public Relations 281-840-4193

Zach Dailey, Director, Investor Relations 713-904-6547

Sarah Nordin, Public Relations & Media 713-904-6605

Schedule 1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)

Net cash provided by operating activities	$520,175	$379,155	$1,435,810	$940,511
Distributions to unitholders	(240,652)	(170,569)	(721,235)	(511,686)
Excess of net cash provided by operating activities after distributions to unitholders	279,523	208,586	714,575	428,825
Discretionary adjustments considered by the Board of Directors:
Discretionary reductions for a portion of oil and natural gas development costs (1)	(213,252)	(115,659)	(606,120)	(337,869)
Cash recoveries of bankruptcy claim (2)	—	—	(2,913)	(5,073)
Cash received (paid) for acquisitions or divestitures – revenues less operating expenses (3)	79,555	(233)	79,555	(7,023)
Provision for legal matters (4)	—	1,000	1,598	1,000
Changes in operating assets and liabilities and other, net (5)	(57,443)	(91,401)	(69,249)	(116,031)
Excess (shortfall) of net cash provided by operating activities after distributions to unitholders and discretionary adjustments considered by the Board of Directors (6)	$88,383	$2,293	$117,446	$(36,171)

(1)
Represent discretionary reductions for a portion of oil and natural gas development costs, an estimated component of total development costs, which are amounts established by the Board of Directors at the end of each year for the following year, allocated across four quarters, that are intended to fully offset declines in production and proved developed producing reserves during the year as compared to the prior year. The portion of oil and natural gas development costs includes estimated drilling and development costs associated with projects to convert a portion of non-producing reserves to producing status. However, the amounts do not include the historical cost of acquired properties as those amounts have already been spent in prior periods, were financed primarily with external sources of funding and do not affect the Company’s ability to pay distributions in the current period. The Company’s existing reserves, inventory of drilling locations and production levels will decline over time as a result of development and production activities. Consequently, if the Company were to limit its total capital expenditures to this portion of oil and natural gas development costs and not acquire new reserves, total reserves would decrease over time, resulting in an inability to maintain production at current levels, which could adversely affect the Company’s ability to pay a distribution at the current level or at all. However, the Company’s current total reserves do not include reserve additions that may result from converting existing probable and possible resources to additional proved reserves, potential additional discoveries or technological advancements on the Company’s existing acreage position.

(2)	Represent the recoveries of a bankruptcy claim against Lehman Brothers which was not a transaction occurring in the ordinary course of the Company’s business.

(3)
Represents adjustments to the purchase price of acquisitions and divestitures, based on the Company’s contractual right to revenues less operating expenses for periods from the effective date of a transaction to the closing date of a transaction. When the Company is the buyer, it is legally entitled to revenues less operating expenses generated during this period, and the Company’s Board of Directors has historically made a discretionary adjustment to include this cash in the amount available for distribution. Conversely, when the Company is the seller, the Company’s Board of Directors has historically made a discretionary adjustment to reduce this cash from the amount available for distribution during the period.

(4)	Represents reserves and settlements related to legal matters.

(5)
Represents primarily working capital adjustments. These adjustments may or may not impact cash provided by (used in) operating activities during the respective period, but are included as discretionary adjustments considered by the Company’s Board of Directors as the Board historically has not varied the distribution it declares period to period based on uneven cash flows. The Company’s Board of Directors, when determining the appropriate level of cash distributions, excluded the impact of the timing of cash receipts and payments; as such, this adjustment is necessary to show the historical amounts considered by the Company’s Board of Directors in assessing the appropriate distribution amount for each period.

(6)
Represents the excess (shortfall) of net operating cash flow after distributions to unitholders and discretionary adjustments. Any excess is retained by the Company for future operations, future capital expenditures, future debt service or other future obligations. Any shortfall is funded with cash on hand and/or borrowings under the LINN Credit Facility.

Any cash generated by Berry is currently being used by Berry to fund its activities and is not currently being distributed to LINN Energy for further distribution to its unitholders.  To the extent that Berry generates cash in excess of its needs, the indentures governing Berry’s senior notes limit the amount it may distribute to LINN Energy to the amount available under a “restricted payments basket,” and Berry may not distribute any such amounts unless it is permitted by the indentures to incur additional debt pursuant to the consolidated coverage ratio test set forth in the Berry indentures.  Berry’s restricted payments basket was approximately $314 million at September 30, 2014, and may be increased in accordance with the terms of the Berry indentures by, among other things, 50% of Berry’s future net income, reductions in its indebtedness and restricted investments, and future capital contributions.